Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

Michael Evans to Retire from Goldman Sachs

NEW YORK, October 21, 2013 — The Goldman Sachs Group, Inc. (NYSE: GS) announced today that J. Michael Evans, a vice chairman of Goldman Sachs and global head of Growth Markets, has decided to retire at the end of the year after more than 20 years at the firm. He will become a senior director upon his retirement.

“Michael’s deep commitment to the firm, his unrelenting focus on our clients and his broad global market knowledge have left an extraordinary mark at Goldman Sachs,” said Lloyd C. Blankfein, Chairman and CEO. “We particularly appreciate the role he played developing our client franchise across Asia, and his work co-chairing the Business Standards Committee, which was an unparalleled effort to review our business standards and practices. We are pleased that we will continue to benefit from his advice and counsel as a senior director.”

Evans joined Goldman Sachs in 1993 in the Investment Banking Division in London and was named a partner in 1994.

As global head of Equity Capital Markets, Evans was at the center of many privatizations in Europe and Asia Pacific in the 1990’s and went on to play an integral role in the success of the firm’s initial public offering in May 1999.

In 2001, he became co-head of the Equities Division, working in both New York and London. Two years later, Evans became global co-head of the Securities Division, where he helped cement our position as a leading market maker and underwriter to investors and companies globally.

In 2004, he relocated to Hong Kong as Chairman of Goldman Sachs Asia Pacific, a position he held for seven years. There, Evans helped shape our strategy and footprint, deepen our leadership bench and develop important client relationships.

Over the last three years, Evans was co-chair of the firm’s Business Standards Committee, where he helped oversee the most extensive review of the firm’s business standards and practices in its 144 year history. The Committee’s work resulted in significant changes in how the firm addresses important issues related to clients, reputational risk and accountability.

Media Contact: Jake Siewert Tel: 212-902-5400	|	Investor Contact: Dane Holmes Tel: 212-902-0300

Evans was named a vice chairman of Goldman Sachs in 2008. In 2011, he was named global head of Growth Markets, responsible for driving our strategy, resource allocation and many client relationships across the firm in these important markets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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